UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: February 15, 2005

ReGen Biologics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

509 Commerce Street, East Wing, Franklin Lakes, NJ	07417

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 651-5140

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

     ReGen Biologics, Inc. (the “Company”) and Zimmer, Inc. (“Zimmer”), the successor-in-interest to Allo Pro AG, are parties to a Distributorship Agreement between the Company and Allo Pro AG dated as of February 16, 1996, as amended (the “Agreement”). Pursuant to the Agreement, Zimmer was the exclusive distributor of the Collagen Meniscus Implant, or the CMI, outside the U.S. as long as certain minimum sales were realized. In 2004 the Company elected to exercise its rights under the Agreement to amend the Agreement to make the distribution rights to the CMI under the Agreement non-exclusive because Zimmer failed to satisfy certain minimum sales obligations. Pursuant to the terms of the Agreement, this election took effect as of April 17, 2004.

     On February 15, 2005 the Company received notice from Zimmer of Zimmer’s intent to terminate the Agreement, effective August 11, 2005. The Agreement permits termination by Zimmer at any time upon six months’ prior written notice to the Company. Zimmer did not provide any reason for the termination. The Company plans to market and distribute the CMI in Europe through a wholly owned subsidiary currently being established in Switzerland. Sales and distribution of the CMI are expected to be effected through independent local market distributors and a limited number of employees to be hired by the Company or its subsidiary.

     The Agreement also contains cost reimbursement provisions whereby Zimmer is obligated to reimburse the Company for certain expenses pertaining to the CMI to the extent necessary and directed toward obtaining regulatory approval for the CMI in any country other than the U.S.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     By letter dated February 15, 2005, Richard Fritschi, the President of Centerpulse Orthopedics Ltd, a unit of Zimmer, resigned his position as a director of the Company. Mr. Fritschi’s resignation was not related to any disagreement with the Company.

     A copy of the letter from Mr. Fritschi announcing his resignation from the Board of Directors is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.

99.1 Letter of resignation from Richard Fritschi dated February 15, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.

By:	/S/ BRION D. UMIDI

Name:	Brion D. Umidi
Title:	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Dated: February 22, 2005